American Funds Mortgage Fund
February 29, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$1,132
Class B	$1
Class C	$50
Class F-1	$67
Class F-2	$117
Total	$1,367
Class 529-A	$84
Class 529-B*	$-
Class 529-C	$11
Class 529-E	$6
Class 529-F-1	$41
Class R-1	$1
Class R-2	$4
Class R-2E*	$-
Class R-3	$8
Class R-4	$12
Class R-5	$2
Class R-5E*	$-
Class R-6	$12,981
Total	$13,150
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0638
Class B	$0.0257
Class C	$0.0242
Class F-1	$0.0638
Class F-2	$0.0770
Class 529-A	$0.0606
Class 529-B	$0.0200
Class 529-C	$0.0209
Class 529-E	$0.0459
Class 529-F-1	$0.0695
Class R-1	$0.0395
Class R-2	$0.0176
Class R-2E	$0.0686
Class R-3	$0.0461
Class R-4	$0.0670
Class R-5	$0.0773
Class R-5E	$0.0351
Class R-6	$0.0821
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	21,351
Class B	32
Class C	2,645
Class F-1	1,733
Class F-2	2,651
Total	28,412
Class 529-A	1,580
Class 529-B	5
Class 529-C	608
Class 529-E	119
Class 529-F-1	603
Class R-1	23
Class R-2	291
Class R-2E	1
Class R-3	244
Class R-4	186
Class R-5	27
Class R-5E	1
Class R-6	166,815
Total	170,503
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.23
Class B	$10.20
Class C	$10.20
Class F-1	$10.24
Class F-2	$10.24
Class 529-A	$10.23
Class 529-B	$10.19
Class 529-C	$10.19
Class 529-E	$10.23
Class 529-F-1	$10.24
Class R-1	$10.21
Class R-2	$10.19
Class R-2E	$10.23
Class R-3	$10.23
Class R-4	$10.24
Class R-5	$10.24
Class R-5E	$10.24
Class R-6	$10.24
* Amount less than one thousand